                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           NOTIFICATION OF LATE FILING

                                   FORM 12b-25

                Sec. File Number 333-123138 Cusip Number 37185E

                                   [Check One]

     [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form -SAR

                      For the Period Ended: December 31, 2006

                       [ ] Transition Report on Form 10-K

                       [ ] Transition Report on Form 20-F

                       [ ] Transition Report on Form 11-K

                       [ ] Transition Report on Form 10-Q

                       [ ] Transition Report on Form -SAR

              For the Transition Period Ended _____________________

--------------------------------------------------------------------------------

             Read Instructions (on back page) Before Preparing Form.

                              Please Print or Type

           Nothing in this form shall be constructed to imply that the

            Commission has verified any information contained herein

         If the notification relates to a portion of the filing checked above, identify the Item[s] to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------

Full Name of Registrant:        GeneThera, Inc.

--------------------------------------------------------------------------------

Former Name If Applicable

-------------------------------------------------------------------------------

Address of Principal Executive Office (Street and Number)

                               3930 Youngfield Street

--------------------------------------------------------------------------------

City, State and Zip Code

                               Wheat Ridge, CO 80033

--------------------------------------------------------------------------------

PART II - RULES 12b-25[b] and [c]

--------------------------------------------------------------------------------

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25[b], the following should be completed.

                           [Check box if appropriate]

[X][a] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expenses;

[X][b] The subject annual report, semi-annual report, transition report on Form

     10-K, Form 2-F, Form 11-K, Form -SAR, or portion thereof, will be filed on or before the fifteenth  calendar day following the prescribed due date; or

     the subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth  calendar day  following  the prescribed due date; and

[ ][c] The  accountant's  statement or other exhibit  required by Rule 12b-25[c]

     has been attached if applicable.


PART III - NARRATIVE

--------------------------------------------------------------------------------

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-k, 10-Q or -SAR or the transition  report or portion thereof,  could not be filed within the prescribed time period. {Attach Extra Sheet if Needed} SEE ATTACHED

--------------------------------------------------------------------------------

PART IV - OTHER INFORMATION

--------------------------------------------------------------------------------

     [1]  Name and  telephone  number  of person  to  contact  in regard to this notification

           Tannya Irizarry                    303                463-6371

         --------------------------     ---------------       --------------

              [Name]                      [Area Code]        [Telephone No.]

     [2]  Have all other periodic  reports required under Section 13 or 15[d] of the  Securities  and  Exchange  Act  of  1934  or  Section  10 of  the

          Investment Company Act of 1940 during the preceding 12 months [or for such shorter  period that the  registrant  was  required to file such reports] been filed? If answer is no, identify report [s].[ X ]Yes [

          ]No

     [3]  It is anticipated that any significant change in results of operations from the  corresponding  period  for the  last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject report or  portion  thereof?  [ ]  Yes  [X ] No  If  so,  attach  an

          explanation   of  the   anticipated   change  both   narratively   and

          quantitatively,   and,  if  appropriate,   state  the  reasons  why  a

          reasonable    estimate    of   the    results    cannot    be    made.

--------------------------------------------------------------------------------

                    GeneThera, Inc.

--------------------------------------------------------------------------------

has caused  this  notification  to be signed on its  behalf by the  undersigned thereunto duly authorized.

Date   April 2, 2007          By/s/Tannya Irizarry

                             ----------------------

                                CFO

                                 GeneThera, Inc.

                                   Form 12b-25

                    Form 10k for Period Ended December 31, 2006

Part III - Narrative

      GeneThera, Inc. has announced that the 10KSB has not been fully certified by our Independent Auditors as of today. The 10QSB due on 03/31/2006 cannot be completed without the prior 10KSB being certified ..